Exhibit 10.19

                            SJW CORP.
                    EXECUTIVE SEVERANCE PLAN

     The SJW Corp. Executive Severance Plan (the "Plan"), originally adopted as of January 28, 1999 by SJW Corp.
("Company") for the benefit of the Officers (as defined below) of Company and/or its Affiliates and Associates (as defined below) and previously amended as of September 21, 1999, is hereby further amended and restated effective May 1, 2003.

                      W I T N E S S E T H:

     WHEREAS, the Officers are currently employed by Company and/or its Affiliates or Associates (collectively referred to as the "Employer"); and

     WHEREAS, the Employer wishes to retain the services of the Officers and to encourage the Officers to remain with the Employer; and

     WHEREAS, Company desires to establish this Plan to provide security for the Officers in connection with the Officers' employment with Employer in the event of a Change in Control (as defined below) affecting Employer;

     NOW, THEREFORE, Employer hereby establishes the Plan as set forth below.

1.  DEFINITIONS.  For purposes of this Plan:

    (a) "Affiliate" or "Associate" shall have the meaning set forth in Rule 12b-2 under the Securities Exchange Act of 1934.

    (b) "Beneficiary" shall mean the person or persons whom the Officer shall designate in writing (on the form attached hereto as Exhibit B) to receive the benefits provided hereunder in the event of his or her death. Such designation shall be valid only if it is made on said form, and the Employer receives said form prior to the Officer's death.

    (c) "Change in Control" shall be deemed to take place on the occurrence of any of the following events:

         (1) The acquisition, directly or indirectly by any person or related group of persons (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), but other than the Company or a person that directly or indirectly controls, is controlled by, or is under, control with the Company or an employee benefit plan maintained by any such entity, of beneficial ownership (as defined in Rule 13d-3 of the Exchange
Act) of securities of the Company that results in such person or related group of persons beneficially owning securities representing 30% or more of the combined voting power of the Company's then-outstanding securities;

         (2) A merger, recapitalization, consolidation or other transaction to which the Company is a party or the sale, transfer or other disposition of all or substantially all of the Company's assets unless securities representing at least 50% of the combined voting power of the then-outstanding securities of the surviving entity or the entity acquiring the Company's assets, as the case may be, or a parent thereof are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company's outstanding voting securities immediately before the transaction;

         (3) A merger, recapitalization, consolidation or other transaction to which the Company is a party or the sale, transfer or other disposition of all or substantially all of the Company's assets if, in either case, the directors of the Company immediately prior to consummation of the transaction do not, upon consummation of the transaction, constitute at least a majority of the board of directors of the surviving entity or the entity acquiring the Company's assets, as the case may be, or a parent thereof (for this purpose, any change in director composition that is anticipated or pursuant to an understanding or agreement in connection with a transaction will be deemed to have occurred at the time of the transaction); or

         (4) A change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases by reason of one or more contested elections for Board membership, to be comprised of individuals who either (a) have been Board members since the beginning of such period or (b) have been elected or nominated for election as Board members during such period by at least a majority of the Board members who were described in clause (a) or who were previously so elected or approved and who were still in office at the time the Board approved such election or nomination;

provided that no Change in Control shall occur if the result of the transaction is to give more ownership or control of the Company to any person or related group of persons who hold securities representing more than thirty percent (30%) of the combined voting power of the Company's outstanding securities as of May 1, 2003.

     (d) "Officer" shall mean any officer of Employer who has been elected as such by the Board of Directors of said Employer and was serving as such upon a Change in Control, unless expressly excluded from coverage under this Plan by the Board of Directors at the time of such election. The persons who are Officers as of May 1, 2003 are set forth on Exhibit A.

     (e) "Good Cause" shall be deemed to exist with respect to an Officer if, and only if:

          (1) The Officer engages in acts or omissions that result in substantial harm to the business or property of Employer and that constitute dishonesty, intentional breach of fiduciary obligation or intentional wrongdoing; or

          (2) The Officer is convicted of a criminal violation involving fraud or dishonesty.

     (f) "Good Reason" shall exist with respect to an Officer if and only if, without the Officer's express written consent:

          (1) there is a significant change in the nature or the scope of the Officer's authority or in his or her overall working environment;

          (2) the Officer is assigned duties materially inconsistent with his or her present duties, responsibilities and status;

          (3) there is a reduction in the sum of Officer's rate of base salary and target bonus; or

          (4) Employer changes by fifty-five (55) miles or more the principal location in which the Officer is required to perform services;

provided that, in the case of each such reason, that the Company has not cured such condition within 30 days of written notice by the Officer to the Company that such condition exists and constitutes Good Reason.

     (g) "Salary" shall mean the Officer's annual base salary rate at the greater of (l) the date of the Change in Control, or
(2) the date the Officer's employment with the Employer terminates.

2.  BENEFITS UPON TERMINATION OF EMPLOYMENT

    (a) If (i) in immediate anticipation of or at any time after execution of a definitive agreement to effect a Change in Control or within twenty-four (24) months after the effective date of a Change in Control an Officer's Employer terminates the employment of the Officer for any reason other than Good Cause, or (ii) at any time within twenty-four (24) months after the effective date of a Change in Control the Officer voluntarily terminates his or her employment with Employer for Good Reason, subject to the Benefit Limit set forth in Section 14(b), Employer shall provide Officer with the following benefits (the "Change in Control Benefit"):

          (1) Cash payments equal to that number of years' Salary and target bonus (at the level in effect in the year of termination or, if higher, immediately before the Change in Control) specified in Exhibit A for such Officer, payable (less any customary taxes and withholdings) in equal annual installments beginning on the first of the month following the month in which the Officer's employment terminates.

          (2) If an Officer elects to continue health benefit coverage under the Company's health benefit coverage plans pursuant to COBRA, Employer will provide such COBRA coverage, without charge, to such officer and eligible dependents until the earlier of (x) the last annual installment payable under the above Section 2(a)(1), or (y) the first date on which Officer is covered under another employer's health benefit program without exclusion for any pre-existing medical condition.

         (3)  The Company will make provisions in its
Supplemental Executive Retirement Plan (SERP) so that each Officer will, upon such termination, be credited for purposes of computing such Officer's benefits under the SERP with an additional number of Years of Service and years of age equal to the number of years of Salary to which such Participant is entitled after such termination pursuant to paragraph 1 above.
In no event, however, shall any benefit be payable under the SERP earlier than it otherwise would have been paid by reason of the crediting of such additional Years of Service and age.

         (4) All outstanding stock options held by each Officer will immediately vest and become exercisable in full. All other stock awards will also immediately vest and become payable in full, except that Dividend Equivalent Rights, although vested, will be payable at the same time they otherwise would have been payable.

         (b) The Officer shall be entitled to only one Change in Control Benefit under this Plan. The Change in Control Benefit will be made only if Officer executes the Release Agreement (attached hereto as Exhibit C) and will begin following the expiration of the seven (7) day revocation period under said Release. No payments will be made under the Plan to Officer if Officer revokes the Release. In the event that the Officer dies before receiving the full Change in Control Benefit, his or her Beneficiary shall be paid the remaining payments as they become due.

         (c) If the employment of an Officer with Employer is terminated by Employer or Officer, other than under circumstances set forth in Section 2(a), the Employer shall have no further obligation with respect to the Officer under this Plan.

         (d) A termination of employment in connection with a Change in Control will not qualify an Officer for benefits hereunder if the Officer is offered continuing employment with a successor or controlling entity involved in the Change in Control, provided that (i) such successor or controlling entity has assumed the Corporation's obligations hereunder with respect to such Officer and (ii) the terms of such continuing employment would not constitute Good Reason if offered by the Company.

3.  NO SOLICITATION OF REPRESENTATIVES AND OFFICERS

    No Officer shall, directly or indirectly, in his or her individual capacity or otherwise, induce, cause, persuade, or attempt to induce, cause or, persuade, any representative, agent or employee of Company or any of its Affiliates and Associates to terminate such person's employment relationship with Company or any of its Affiliates and Associates, or to violate the terms of any agreement between said representative, agent or employee and Company or any of its Affiliates or Associates.

4.  CONFIDENTIALITY

    Preservation of a continuing business relationship between Company or its Affiliates and Associates and their respective customers, representatives, and employees is of critical importance to the continued business success of Company, its Affiliates and Associates and it is the active policy of Company and its Affiliates and Associates to guard as confidential certain information not available to the public relating to the business affairs of Company and its Affiliates and Associates.
In view of the foregoing, no Officer shall, without the prior written consent of Company, disclose to any person or entity any such confidential information that was obtained by the Officer in the course of his or her employment by Employer. This section shall not be applicable if and to the extent the Officer is required to testify in a legislative, judicial or regulatory proceeding pursuant to an order of Congress, any state or local legislature, a judge or an administrative law judge or is otherwise required by law to disclose such information.

5.  FORFEITURE

    If an Officer shall at any time violate any obligation under
Section 3 or 4 in a manner that results in material damage to Company or its Affiliates or Associates, or its business, he or she shall immediately forfeit his or her right to any benefits under this Plan, and Employer shall thereafter have no further obligation hereunder to the Officer or his or her Beneficiary or any other person.

6.  OFFICER ASSIGNMENT

    Neither the Officer nor his or her Beneficiary shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify, or otherwise encumber in advance any of the benefits payable hereunder, nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony, or separate maintenance owed by the Officer or his or her Beneficiary, or be transferable by operation of law in the event of bankruptcy, insolvency, or otherwise.

7.  BENEFITS UNFUNDED

    The Plan is intended to be unfunded for purposes of Employee Retirement Income Security Act of 1974 and the Internal Revenue Code. The Employer's obligation under this Plan shall be that of an unfunded and unsecured promise by the Employer to pay money in the future. All distributions under this Plan shall be paid from the general assets of the Employer. The right of the Officer or any Beneficiary to receive a distribution under this Plan shall be an unsecured claim against the general assets of the Employer, and neither the Officer nor any Beneficiary shall have any rights in or against any assets of the Employer or Company and its Affiliates and Associates.

8.  APPLICABLE LAW

    The Plan and all matters arising under it shall be governed by the laws of the State of California except to the extent preempted by federal law.

9.  NO EMPLOYMENT CONTRACT

    This Plan shall not be deemed to constitute a contract of employment between an Officer and his or her Employer, nor shall any provision hereof restrict the right of the Employer to discharge the Officer, or restrict the right of the Officer to terminate his or her employment.

10.  SEVERABILITY

     In the event any provision of this Plan is held illegal or invalid, the remaining provisions of this Plan shall not be affected thereby.

11.  SUCCESSORS

     The Plan shall be binding upon and inure to the benefit of Company and its Affiliates and Associates, the Officers and their respective heirs, representatives and successors. As a condition to any Change in Control, the new controlling organization or any other person described in Section l(c) must agree to assume and to discharge the obligations of the Employer under this Plan. Upon the occurrence of such event, the term "Employer" as used in the Plan shall be deemed to refer to such new controlling organization or other person.

12.  CLAIMS PROCEDURE

     The Plan shall be administered by a Committee ("Committee") the membership of which will be selected from time to time by the Executive Compensation Committee of the Company. The Committee shall have the power, in its discretion, to interpret and make all determinations as to rights to benefits under this Plan, its interpretation or determinations thereof in good faith to be final and conclusive on the Officer and his or her Beneficiary and shall be subject to review only to the extent a court concludes that such interpretation or determinations are arbitrary and capricious. The Committee from time to time, may allocate to one or more of its members or to any other person or persons or organizations any of its power with respect to the interpretation and determinations as to rights to benefits under the Plan.

     If a claim for benefits under the Plan is denied in whole or in part, the claimant will be notified by the Employer or its delegatee within 90 days of the date the claim is delivered to the Employer, or 180 days if the claimant is told that additional time is needed. The notification will be written in understandable language and will state (i) specific reasons for denial of the claim, (ii) specific references to Plan provisions on which the denial is based, (iii) a description (if appropriate) of any additional material or information necessary for the claimant to perfect the claim and why such material or information is necessary, and (iv) an explanation of the procedure for reviewing the denied claim. A claim that is not acted upon within 90 days (or 180 days in the case of an extension) may be deemed by the claimant to have been denied.

     Within 60 days after a claim has been denied, or deemed denied, the claimant or his or her authorized representative may make a request for a review by submitting to the Employer a written statement (a) requesting a review of the denial of the claim; (b) setting forth all of the grounds upon which the request for review is based and any facts in support thereof; and
(c) setting forth any issues or comments which the claimant deems relevant to the claim. The claimant may review pertinent documents relating to the denial.

     The Employer or its delegatee shall make a decision on review within 60 days after the receipt of the claimant's request for review or receipt of all additional materials reasonably requested by the Administrator from the claimant, unless an extension of time for processing a review is required, in which case the claimant will be notified and a decision will be made within 120 days of receipt of the request for review. The decision will be in writing, and in understandable language. It will give specific references to the Plan provisions on which the decision is based. The decision of the Employer or its delegatee on review shall be final and conclusive upon all persons except to the extent it is found by a court to be arbitrary or capricious.

13.  AMENDMENT AND TERMINATION

     Company shall have the right to amend this Plan from time to time and may terminate this Plan at any time; provided that (i) within twenty-four (24) months following a Change in Control no amendment may be made that diminishes any Officer's right in the event of a termination of employment following such Change in Control, and (ii) no amendment or termination may adversely affect an Officer's rights to benefits that he or she would have received with respect to a Change in Control (as defined herein immediately before such amendment or termination) that occurs (or with respect to which a definitive agreement is executed) within twenty-four (24) months after the date of such amendment or termination. This Section 13 may not be amended in any manner that would adversely affect any Officer's rights hereunder without his or her consent.

14.  TAXES; BENEFIT LIMIT

     (a) It is intended that this Plan shall be a non-qualified deferred compensation plan and that any right to payments hereunder shall not be treated as taxable income to the Officer or any Beneficiary prior to distribution thereof. Any payments made under this Plan shall be made net of any customary withholding taxes.

     (b)  If an Officer qualifies for a Change in Control
Benefit hereunder, he shall receive an additional cash payment (the "Tax Gross-Up") sufficient to reimburse him on an after-tax basis for an excise tax imposed on such Officer with respect to such Change in Control Benefit and any other compensation pursuant to Section 4999 or the Internal Revenue Code or a successor provision or similar tax ("Excise Tax"), so that such Officer does not incur any out-of-pocket cost with respect to such Excise Tax. The amount of any such Tax Gross-Up will be determined pursuant to the following formula and will be subject to the Company's collection of all applicable federal, state and local income and employment with withholding taxes and any Excise
Tax:

     X = Y /(1 - (A+B C)), where
     X is the total dollar amount of the Tax Gross-Up payable to the Officer.

     Y is the total Excise Tax imposed on the Officer.

     A is the Excise Tax rate in effect at the time.

     B is the highest combined marginal federal income and applicable state income tax rate in effect for the Officer, after taking into account the deductibility of state income taxes against federal income taxes to the extent allowable, for the calendar year in which the Tax Gross-Up is paid.

     C is the applicable Hospital Insurance (Medicare) Tax
     Rate in effect for the Officer for the calendar year in which the Tax Gross-Up is paid.

     Within ninety (90) days after each determination is made by the Internal Revenue Service or the Officer's tax advisor that one or more of the Change in Control Benefits paid to the Officer constitute excess parachute payments under Code Section 280G for which the Officer is liable for an Excise Tax, the Officer shall identify the nature of those parachute payments to the Company and submit to the Company the calculation of the Excise Tax attributable to that payment and the Tax Gross-Up to which the Officer is entitled with respect to such tax liability. The Company will pay such Tax Gross-Up to the Officer (net of all applicable withholding taxes, including any taxes required to be withheld under Code Section 4999) within ten (10) business days after the Officer's submission of the calculation of such Excise Tax and the resulting Tax Gross-Up, provided such calculations represent a reasonable interpretation of the applicable law and regulations.

     In the event that the Officer's actual Excise Tax liability is determined by a Final Determination to be greater than the Excise Tax liability taken into account for purposes of the Tax Gross-Up paid to the Officer pursuant to this Section 14(d), then within ninety (90) days following the Final Determination, the Officer shall submit to the Company a new Excise Tax calculation based upon the Final such calculation. The Company shall pay the Officer the additional Tax Gross-Up attributable to such excess Excise Tax liability.

     In the event that the Officer's actual Excise Tax liability is determined by a Final Determination to be less than the Excise Tax liability taken into account for purposes of the Tax Gross-Up paid to the Officer pursuant to this Section 14(d), then the Officer shall refund to the Company, promptly upon receipt, any federal or state tax refund attributable to the Excise Tax overpayment.

     For purposes of this Section 114(d), a "Final Determination" means an audit adjustment by the Internal Revenue Service that is either (i) agreed to by both the Officer (or his estate) and the Company (such agreement by the Company to be not unreasonably withheld) or (ii) sustained by a court of competent jurisdiction in a decision with which the Officer and the Company concur (such concurrence by the Company to be not unreasonably withheld) or with respect to which the period within which an appeal may be filed has lapsed without a notice of appeal being filed."

     IN WITNESS WHEREOF, Company has caused this instrument to be executed in its name by its duly authorized officers, all as of this __________ day of_______________, __________.


SJW CORP.



By: ________________________


Its:________________________



                         EXHIBIT A

                         OFFICERS

       Officer                     Years of Salary Continuation
       -------                     ----------------------------

G.J. Belheumeur, Vice President,          Three (3) years
San Jose Water Company

A. Yip, Vice President,                   Three (3) years
San Jose Water Company

R.J. Balocco, Vice President,             Three (3) years
San Jose Water Company

R.J. Pardini, Vice President,             Three (3) years
San Jose Water Company

R.S. Yoo, Vice President,                 Three (3) years
San Jose Water Company

D.R. Drysdale, Vice President,            Three (3) years
San Jose Water Company

R.A. Loehr, Secretary,                    Three (3) years
San Jose Water Company

J.C. Johansson, Vice President,           Three (3) years
San Jose Water Company

W. Richard Roth, President,               Three (3) years
SJW Corp.








                          EXHIBIT B

                DESIGNATION OF BENEFICIARIES

I,_______________________, hereby designate the following person(s) as my Beneficiary(ies) under the SJW Corp.. Executive
Severance Plan (the "Plan") to receive any amounts that might be payable as of the date of my death:

Name: ___________________________________ Percentage: ________%

Address: _____________________________________________________

Name: __________________________________ Percentage: _________%

Address: _____________________________________________________


This designation supersedes all prior Beneficiary designations I have made under the Plan.


DATED:  ___________, 20_____        ____________________________




                         EXHIBIT C

                     RELEASE AGREEMENT

     This Release Agreement ("Release") was given to me,________ ("Officer"), this _____ day of__________, ________, by _________
(the "Employer"). At such time as this Release becomes effective and enforceable (i.e., the revocation period discussed below has expired), and assuming Officer is otherwise eligible for payments under the terms of the SJW Corp. Executive Severance Plan (the "Plan"), Employer agrees to pay Officer pursuant to the terms of the Plan an amount equal to $__________ payable in three (3) equal annual installments (minus customary payroll taxes and withholdings).

     In consideration of the receipt of the promise to pay such amount, Officer hereby agrees, for himself or herself, his or her heirs, executors, administrators, successors and assigns (hereinafter referred to as the "Releasors"), to fully release and discharge the Employer and its officers, directors, employees, agents, insurers, underwriters, subsidiaries, parents, affiliates, associates, successors and assigns (hereinafter referred to as the "Releasees") from any and all actions, causes of action, claims, obligations, costs, losses, liabilities, damages and demands under any federal, state or local law or laws, or common law, whether or not known, suspected or claimed, which the Releasors have, or hereafter may have, against the Releasees arising out of or in any way related to Officer's employment or termination of employment with the Employer.

     It is understood and agreed that this Release extends to all such claims and/or potential claims, and that Officer, on behalf of the Releasors, hereby expressly waives all rights with respect to all such claims under California Civil Code Section 1542, which provides as follows:

     A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

     It is further understood and agreed that this Release includes claims and rights Officer might have under the Age Discrimination in Employment Act ("ADEA"). The Officer's waiver of rights under the ADEA does not extend to claims or rights that might arise after the date this Release is executed. The monies to be paid to the Officer in this Release are in addition to any sums to which he or she would be entitled without signing this Release. For a period of seven (7) days following execution of this Release, Officer may revoke the terms of this Release by a written document received by the Employer on or before the end of the seven (7) day period. The Release will not be final until said revocation period has expired. No payments will be made under the Plan if the Officer revokes this Release.

     Officer executes this Release without reliance on any representation by any Releasee. Officer acknowledges that he or she has read and does understand the provisions of the Release set forth in the preceding paragraph, that he or she has had an opportunity to consult with an attorney prior to executing this Release, that he or she was given twenty-one (21) days in which to consider entering into this Release, that he or she affixes his or her signature hereto voluntarily and without coercion, and that no promise or inducement has been made other than those set out in this Release. This document does not constitute, and shall not be admissible as evidence of, an admission by any Releasee as to any fact or matter.

     In case any part of this Release is later deemed to be invalid, illegal or otherwise unenforceable, Officer agrees that the legality and enforceability of the remaining provisions of this Release will not be affected in any way.


Dated: __________, __________          ________________________
                                              ("Officer")